AMTRAN ANNOUNCES STATUS OF SEARCH FOR ALTERNATIVE FINANCING FOR
                          GOING-PRIVATE TRANSACTION


          INDIANAPOLIS--(BUSINESS WIRE)--October 1, 2001--Amtran, Inc. (Nasdaq:AMTR), parent company of American Trans Air, Inc. ("ATA"), announced today that it has contacted several potential financing sources to provide financing for the proposed transaction in which Amtran would be taken private. Such financing would replace the financing commitment of Citicorp USA, Inc. and Salomon Smith Barney Inc., which as disclosed publicly on September 21, 2001, has been terminated. To date, Amtran has been unable to obtain any alternative financing necessary to satisfy the financing condition to the merger. Amtran management believes, in light of the current conditions in the airline industry, that it is unlikely any financing that would satisfy this financing condition will be obtained. Amtran continues to evaluate its options consistent with its obligations under the merger agreement.

          Amtran's common stock trades on the NASDAQ Stock Market under symbol "AMTR". ATA, now in its 28th year of operation, is the nation's 10th largest passenger carrier, based on revenue passenger miles, and operates significant scheduled service from Chicago-Midway and Indianapolis. The entire fleet is supported by ATA's own maintenance and engineering facilities in Indianapolis and Chicago-Midway and maintenance support stations worldwide. You can learn more about ATA by visiting its website at www.ata.com.

          Caution Concerning Forward-Looking Statements: This communication contains certain "forward-looking statements". These statements are based on Amtran management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements contained herein include statements about the merger. The following factors, among others, could cause actual results to differ materially from those described herein: failure of the requisite number of Amtran shareholders to approve the merger; the inability to obtain financing to pay merger consideration; the costs related to the merger; litigation challenging the merger; and other economic, business, competitive and/or regulatory factors affecting Amtran's businesses generally. More detailed information about those factors is set forth in filings made by Amtran with the SEC. Except to the extent required under the federal securities laws, Amtran is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.